EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2024 relating to the financial statements of Ideal Power Inc. as of and for the year ended December 31, 2023, which appears in Ideal Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BPM LLP

San Jose, California

April 1, 2024